Exhibit 10.71

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into on January 27, 2017, and is effective for all purposes as of the Effective Date (as  defined  below),  by  and  between Staffing 360 Solutions, Inc., a Delaware corporation (the "Company"),  and  Christopher J. Lutzo (the "Executive") .

RECITALS:

WHEREAS, the Executive has heretofore been appointed as the General Counsel (level of Executive Vice President) of the Company; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement to memorialize the terms and conditions under which the Executive shall hereinafter serve as the General Counsel of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Certain Definitions. The following capitalized terms shall have the following meanings. All other capitalized terms used herein shall have the meanings set forth in this Agreement.

(a)"Board" means the Company's Board of Directors or any designated committee thereof.

(b)"Cause": For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder for any of the following actions: (i) the Executive causing material harm to the Company through (A) a material breach by the Executive of the terms and provisions of this Agreement (including, without limitation, Section 4 hereof) or (B) the commission by Executive of an act or acts of gross negligence, dishonesty, fraud or wilful malfeasance in the performance of his duties hereunder, (ii) Executive is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude or a felony under federal or applicable state law, or (iii) the Executive's wilful failure to perform his material duties under this Agreement (other than a failure due to Disability) after thirty (30) day written notice specifying the failure, during which period the Executive shall have the opportunity to cure such failure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion) .

(c)"Common Stock" means the shares of common stock, par value $0.00001 per share, of the Company.

(d)"Contract Year" shall be a calendar year.

(e)"Disability" shall mean the absence of the Executive from the Executive's duties to the Company for a total of 30 consecutive days, or 60 days during any one six month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

(f)"Effective Date" means February 13, 2017.

Exhibit 10.71

(g)"Good Reason": The Executive shall have Good Reason to resign from employment upon the occurrence of any of the following events:

(i)any material adverse change in the Executive's job titles, duties, responsibilities, perquisites granted hereunder, or authority without his  consent,  including  no  longer reporting directly to the Chairman (whether Executive or Non-Executive) or the Chief Executive Officer  of the  Company;

(ii)if the principal duties of the Executive are required to be performed at a location other than New York, New York without his consent; or

(iii)a material breach of this Agreement by the Company, including without limitation, the failure to  pay compensation  or benefits when  due  hereunder.

The Executive must provide to the Company written notice of his resignation within ten (10) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice (the "Cure Period") in which to cure such event or events. If the Company does  not  cure  the  event  or  events  constituting the basis for Good Reason by the end of the Cure Period, the Executive may resign  from employment within  seven  (7)  days  immediately  following  the  last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive  that  does  not  comply with the requirements of this Section l(g) shall not  constitute  termination  for  Good  Reason.

(h)"Section 409A" shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.

2.Employment.

(a)The Company shall continue to employ the Executive  and  the Executive shall remain employed by the Company during the Contract Term (as defined below) in  the  positions set forth in Section 3 and upon the other terms  and  conditions  herein  provided  unless  the Executive's  employment  is terminated  earlier as provided  in Section 7  hereof.

(b)The term of this Agreement shall  begin  on  the  Effective  Date  and  shall end on the third (3) year anniversary of the Effective Date (the "Initial Term") and, after the expiration of the Initial Term, this Agreement  shall  automatically  renew  for  successive  one (1) year terms (each a "Renewal Term" and, collectively  with  all Renewal  Terms  and  the  Initial Term, the "Contract Term"), unless this Agreement  is  otherwise  terminated  pursuant  to  the terms hereof

3.Position and Duties.

(a)During the Contract Term, the Executive shall serve as:

(i)the General Counsel of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior legal officer of the Company and its properties.

(b)The Executive shall be required to spend all of his business time on the business and affairs of the Company (unless approved in writing by his immediate supervisor).

Exhibit 10.71

4.Right of First Offer; Confidential Information; Non-Solicitation; Non- Disparagement; and Return of Company Property.

(a)Right of First Offer. Without in any manner limiting or modifying the fiduciary or similar duties of the Executive to  the  Company  under  applicable  law,  in  consideration of the benefits to inure to  the  Executive  hereunder,  the  Executive  agrees  that during the Contract Term, if the Executive or any affiliate of the Executive (each, an "Executive Affiliate") obtains or otherwise becomes aware of an opportunity to acquire and/or invest in any staffing company (the "Business Opportunity"), the Executive and/or Executive Affiliate shall present such Business Opportunity to the Company and shall not pursue any such Business Opportunity . However, during the  Post-Termination  Restricted  Period,  in  the  event  the Executive of any Executive Affiliate receives a Business Opportunity, then  Executive  will  (and  will cause each applicable Executive Affiliate to) first offer to the Company in writing  (the  "Offer") the opportunity to acquire and/or invest in the Business Opportunity prior to  directly and/or indirectly proceeding with such opportunity for the account of the Executive or  any Executive Affiliate . The Offer shall be in writing and shall describe in reasonable detail the Business Opportunity and the proposed transaction involving such Business Opportunity (including the terms of any proposed acquisition of the Business Opportunity).  The Company shall have a period of fifteen (15) days from the receipt of the Offer to elect whether it desires to accept the Offer and pursue the acquisition of the applicable Business Opportunity.  If the Company does not deliver an affirmative written decision to accept the Offer to the Executive within fifteen (15) days of the receipt of the Offer, the Executive or any Executive Affiliate shall be permitted to pursue such opportunity for their own accounts.

As used herein, the term "Restricted Period" means: (i) any time during the Contract Term and (ii) for a period of six (6) months following the termination of this Agreement and the Executive's association with the Company (the "Post-Termination Restricted Period").

(b)Confidential Information. The Executive  acknowledges  that  he  has  had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how , marketing plans, business plans, financial and pricing information, and information regarding  acquisitions,  mergers  and/or joint  ventures)  concerning the business, customers, clients, contacts, prospects and  assets  of  the  Company  and  its subsidiaries (collectively, the "Staffing 360 Entities") that is unique, valuable and not generally known outside the Staffing 360 Entities,  and  which  was  obtained  from the Staffing 360 Entities  or which was learned as a result of the performance of services by the Executive on behalf of the Staffing 360 Entities ("Confidential  Information").  The Executive  agrees that  he will  not,  at any time, directly or indirectly , use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep  all  Confidential  Information  strictly  and  absolutely confidential and  use  such Confidential  Information  in  the  furtherance  of the business of the Staffing 360 Entities; provided, however, that this  provision  shall  not  prevent  the Executive from using his general business skill and knowledge in any future employment to the extent such skill and knowledge is not specifically related to the business of the Confidential Information. The Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company's request,  without  retaining  any  copies  (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information. For purposes of this Agreement, "Executive Records" shall mean any written or electronic records of the Executive's personal contacts.

(c)Non-Solicitation of Employees. During the Restricted Period, the Executive shall not solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the Staffing 360 Entities.

Exhibit 10.71

(d)Non-Solicitation of Business Partners. During the Restricted Period, the Executive shall not directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the Staffing 360 Entities (collectively, "Business Partners"), to cease doing business with or modify their business relationship with the Staffing

360 Entities, or in any way intentionally interfere with  the  relationship  between  any  such Business  Partner  and the Staffing 360 Entities (regardless  of who  initiates the contact).

(e)Non-Disparagement. The Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about any Staffing 360 Entity (or any shareholder, member, director, manager or officer thereof). No Staffing 360 Entity shall make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. "Disparaging" comments or statements include such comments or statements which discredit, ridicule,  or  defame  any person  or entity  or  place  such  person  or  entity  in  a negative light or impair the reputation, goodwill  or commercial  interest  thereof.

(f)Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive's employment with the Company for any reason or at any time upon the Company's request, the Executive  will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Staffing 360 Entities or their personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain his Executive Records.

(g)Remedies for Breach. The Executive acknowledges that a breach of this Section 4 would immediately and irreparably harm the Staffing 360 Entities  and that a remedy  at law would be inadequate to compensate the Staffing  360 Entities  for their  losses  by  reason  of such breach and therefore that the Company and/or the Staffing 360 Entities  shall,  in addition to  any other rights and remedies available under  this Agreement,  at law  or otherwise,  be entitled  to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section  4,  without  the  necessity  of  proving actual damages or posting bond, and the Executive hereby consents to the issuance of such injunction.

5.Place of Employment. During his employment hereunder, the Executive shall be based at the Company's offices located in New York, New York, currently located at 641 Lexington Avenue.

6.Compensation and Related Matters. During the Executive's employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a)Annual Base Salary.   The Executive's annual base compensation shall be:

(i) from the Effective Date, $2200,000 (on an annualized basis),  each payable  in accordance with the Company's prevailing payroll practices. The Annual Base Salary paid to the Executive for each Contract Year shall be increased, but shall not be decreased, on January First each year by the increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the Northeast Region for all items over the prior year of the Term, as determined by the United States Department of Labor Bureau of Labor Statistics or an amount determined by the Board in its discretion, whichever is greater.

Exhibit 10.71

(b)Bonus.  The Executive shall also be eligible to receive a cash bonus for each year, in accordance with Schedule A.

(c)Equity Compensation. The Executive shall also be eligible to receive shares of restricted stock and stock options in accordance with Schedule B.

(d)Benefits. The Company shall continue in force full family medical coverage and comprehensive major medical and hospitalization coverage, including dental and vision coverage, for Executive and his dependents, with terms reasonably satisfactory to Executive, which policy the Company shall keep in effect at its sole cost through the Term and any extension of renewal. Executive shall be entitled to participate in or receive all other  benefits under any employee benefit plan or other arrangement made available by the Company to any of its employees (including, without limitation, the Company's 401(k) and similar plans as may be approved by the Board, collectively, the "Benefits"), on terms at least as favorable as those on which other senior executives of the Company shall participate; provided, however, that the Executive shall be entitled to 25 days of paid vacation during each Contract Year, exclusive of Company holidays.

(e)Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder. Such expenses shall be reimbursable in accordance with prevailing policies of the Company upon submission of verifiable receipts. Travel to and from the Place of Employment is not deemed to be a business expense.

7.Termination. The Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)Death. This Agreement and the Executive's employment hereunder shall terminate upon the Executive's death.

(b)Disability. If the Disability of the Executive has occurred during the Contract Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company (including the rights to receive compensation and benefits, except as otherwise required by law) shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c)Cause. The Company may terminate the Executive's employment hereunder for Cause immediately upon the Company providing notice of termination to Executive (subject to any applicable cure periods).

(d)Without Cause. The Company may terminate the Executive's employment hereunder without Cause upon 30 days’ notice.

(e)Good Reason. The Executive may resign from his employment for Good Reason (as provided in Section l (g)).

(f)Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 30 days written notice to the Company.

(g) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination

Exhibit 10.71

provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

8.Severance Benefits.

(a)Termination without Cause or for Good Reason. Subject to Section 18, if prior to the expiration of the Contract Term the Executive's employment is terminated: (i) by the Company other than for Cause, death or Disability, or (ii) by the Executive for Good Reason (as defined above), the Executive shall be entitled to receive a lump sum cash payment specified herein (the "Severance Payment"), provided that (A) the Executive has executed and delivered to the   Company (no  later  than  the thirtieth (30th) day  following the date on which his employment terminated), and has not revoked, a general release of the Company and its affiliates in a form reasonably satisfactory to the Company and (B) the Executive is in compliance with the requirements of Section 4.  The Severance Payment shall be paid,    less applicable taxes, on the thirtieth (30th) day following the date on which the Executive's employment terminated   (or such later date as may be required by Section 18). The Severance Payment shall be equal to the amount of Executive's Annual Base Salary that would have been due through the end of the Initial Term or Renewal Term (as the case may be), less applicable taxes. In addition, subject to Section 18, the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Initial Term or Renewal Term (as the case may be).

(b)Termination by Death or Disability. Subject to Section 18, upon the termination of the Executive's employment by reason of  his  death  or  Disability, the  Company shall pay to the Executive or his estate within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary that would have been  due through  the end  of the then applicable Contract Year, less applicable taxes, and any vested and earned but unpaid  awards under the Company’s stock incentive plans and other stock or incentive awards. This  Section  8(b)  shall  not  limit  the  entitlement  of  the  Executive, his estate or beneficiaries to any disability or other Benefits then available to the Executive under any life, disability insurance or other benefit  plan or policy which is maintained  by the Company for the Executive 's  benefit.

(c)Termination for Cause or Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination (less applicable taxes) and any vested and earned but unpaid awards under the Company's stock incentive plans and other stock or incentive awards. Such accrued compensation shall be paid in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d)Survival. Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration. The obligations of Section 4 shall, to the extent provided in Section 4, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

Exhibit 10.71

9.Arbitration. In the event that the Company or the Executive, his  spouse or any  other person claiming benefits on behalf of or through Executive, has  a dispute  or claim  based  upon this Agreement, including the interpretation or application  of the  terms  and provisions  of  this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association ("AAA") in New York, New York. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement.  Any  determination  or decision by the arbitrator shall  be  binding  upon  the  parties  and may  be enforced  in any court of law. The expenses of the arbitrator will be paid  50% by the Company  and 50% by Executive,  his spouse or other person, as the case may be, provided that the arbitrator shall  be  free  to apportion such fees between the parties as he/she may  determine  in  his/her  discretion  as  permitted by the AAA rules of arbitration.  The parties  agree that  this  arbitration  provision  does not apply to the right of the Executive to file a charge,  testify,  assist  or participate  in any manner  in an investigation, hearing or  proceeding  before  the  Equal  Employment  Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within  the jurisdiction  of the agency.

10.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their  respective  successors,  assigns,  personal  and  legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply, provided, however, the laws regarding shareholder approval of the Company's 2014 Equity Incentive Plan (the "Plan") shall be governed in accordance with the laws of the State of Nevada.

12.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or  enforceability  of  any  other  provision  of  this Agreement,  which  shall remain  in full force and effect.

Exhibit 10.71

13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of  receipt)  and  shall  be  in writing and delivered personally or sent by facsimile transmission or certified or registered mail, postage  prepaid,  as follows:

If to the Company, to:

Staffing 360 Solutions, Inc.

641 Lexington Avenue

27th Floor

New York 10022

Tel: (646) 507-5715

Attention: Brendan Flood

with a copy (which shall not constitute notice) to:

N/A

If to the Executive, to:

Christopher Lutzo

[ REDACTED ]

or at any other address as any party shall have specified by notice in writing to the other parties.

14.Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions  shall  be judged to be void as going beyond what is reasonable in all of the circumstances for the  protection  of  the interests of the Company, but would be valid if part of the wording thereof were deleted  or the  period  thereof  reduced or the range of  activities covered  thereby reduced in scope, the  said reduction shall be deemed to apply with such modifications as may be necessary to  make them  valid and effective and any such modification shall not thereby affect the validity of any other paragraph  or provisions  contained  in this Agreement.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Such counterparts may be delivered by fax or e-mail/.pdf transmission, such shall not impair the validity thereof

16.Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall  constitute  the  complete  and  exclusive statement of its terms and that no extrinsic evidence whatsoever may  be  introduced  in  any  judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

17.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a disinterested officer or

Exhibit 10.71

director of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any  provision  of  this Agreement that such other party was or is obligated to comply with  or  perform ; provided,  however,  that  such waiver  shall not operate as a waiver  of, or estoppel with respect to, any other  or subsequent failure. No failure to exercise and no delay in  exercising  any  right,  remedy,  or power hereunder preclude any other or further exercise of any other right, remedy, or power provided  herein  or by law or in equity.

18.Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement (including the Severance Payment) may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; provided , however, that before the Company adopts any such amendment to this Agreement or policy (excluding for this purpose a policy that applies generally to plans or arrangements in addition to this Agreement), the Company will provide notice to the Executive reasonably in advance of adopting the amendment or policy of the need and appropriateness of such amendment or policy . No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of the Company's affiliates, employees or agents.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ Christopher J. Lutzo___________

Christopher J. Lutzo

COMPANY

STAFFING 360 SOLUTIONS, INC.

By: _/s/ Brendan Flood____________

Name: Brendan Flood

Title:Executive Chairman

Exhibit 10.71

Schedule A

The Company agrees to pay the Executive an annual bonus (the "Bonus") up to fifty percent (50%) of Executive's Annual Base Salary. The Bonus shall be calculated as based on criteria to be agreed by the Board within 30 days of the effective date. The bonus will be calculated on a calendar year basis, pro-rated in the first year, and paid within 90 days of the end of the calendar year.  The bonus criteria can be amended by the Board of Directors at its discretion. The first three months bonus post start date will be guaranteed ($27,500) and will be payable in the first month after the end of the first quarter employment.

Exhibit 10.71

Schedule B

(a)The Executive shall be granted an aggregate of 50,000 restricted shares of Common Stock (the "Restricted Shares") on the Effective Start Date, which shall vest as follows:

(i)25,000 Restricted Shares on shall vest on the one (1) year anniversary of the Effective Start Date; and

(ii)25,000 Restricted Shares on the two (2) year anniversary of the Effective Start Date.

Upon termination of employment, except in the case of 'Cause' or 'Resignation Without Good Reason', as outlined in Section 7 above, all of the Restricted Shares will fully vest to the benefit of the Executive or his dependents, as applicable.